Corindus Vascular Robotics, Inc. 8-K

Exhibit 99.1

Corindus Vascular Robotics Reports Third Quarter 2016 Results

WALTHAM, MA – November 8, 2016 – Corindus Vascular Robotics, Inc. [NYSE MKT: CVRS], a leading developer of precision vascular robotics, today reported financial results for the three and nine month periods ended September 30, 2016.

Recent Highlights and Accomplishments

●	Realized revenue of $688,000 in the third quarter of 2016, primarily from CorPath® System revenue as well as cassette, accessory and service revenue

●	Installed one new CorPath System in the third quarter of 2016 increasing the total installed base to 41 CorPath Systems

●	Received 510(k) clearance from the FDA for CorPath GRX, the second generation CorPath System

●	Established collaboration with ACIST Medical Systems to integrate advanced technologies for PCI

○	Robotic therapy incorporating Fractional Flow Reserve (FFR) and automated contrast delivery may provide workflow solutions to potentially improve clinical outcomes and enhance patient care

●	Approximately 100 attendees at the Transcatheter Cardiovascular Therapeutics (TCT) 2016 annual meeting participated in the breakfast symposium, “Robotic Therapy: Current Applications and Future Vision” chaired by Dr. Martin Leon of New York Presbyterian Hospital

●	Rounded out new leadership team with two key additions

○	Appointed Jeff Lemaster as Chief Commercial Officer

○	Appointed Suzette Jaskie as Vice President Global Medical Affairs

“While our revenue for the quarter was limited, I am very pleased with our solid operational progress,” said Mark Toland, President and Chief Executive Officer of Corindus. “We have made important investments in new talent, and now have a solid leadership team in place as we enter the new year.”

“Following the recent FDA clearance for GRX, our new product offering drove significant customer enthusiasm at the recent TCT annual meeting in Washington, D.C, affirming our clinical, economic and strategic value as we set out to build robust cardiovascular robotic programs. We are confident the company will continue to make headway on our new strategic vision as we enter 2017.”

Third Quarter 2016 Financial Results

Revenues for the third quarter of 2016 were $0.7 million compared to $0.2 million for the same period in the prior year. The increase is due primarily to CorPath System revenue and an increase in cassette, accessory and service revenue compared to the prior year period.

Gross loss was $532,000 in the third quarter of 2016, compared to a gross loss of $510,000 in the third quarter of 2015. Cost of revenues for the third quarter of 2016 continued to include the effect of under-utilization of production facilities which is expected to continue throughout 2016.

Research and development expenses were $2.7 million for the third quarter of 2016 compared to $2.3 million in the third quarter of 2015. The increase is primarily due to employee compensation expense as well as the timing of prototype material purchases associated with the second generation CorPath System. Selling, general and administrative expenses were $4.6 million in the third quarter of 2016, compared to $3.9 million in the third quarter of 2015. The increase is primarily due to incremental stock-based compensation expense related to recent leadership team additions during 2016.

Net loss was $8.1 million for the third quarter of 2016, compared to a net loss of $7.1 million in the third quarter of 2015.

Cash and cash equivalents as of September 30, 2016 were $18.1 million.

Outlook

Corindus previously announced expectations of 2016 revenues in the range of $4.0 to $5.0 million. This was based on the establishment of an estimated six to nine robotic programs in the second half of 2016. The Company continues to expect to establish six to nine robotic programs in the second half of 2016 at pricing levels consistent with prior guidance.

Some sales of CorPath 200 Systems from the fourth quarter will include an upgrade to the new GRX system; accounting rules will require deferral of revenue for those installations until the CorPath GRX product is delivered in 2017. Thus, the Company expects 2016 revenue to be in the range of $2.5 million to $3.5 million for the year.

The Company expects 2017 to represent significant commercial improvement over 2016, with the implementation of at least 25 new cardiovascular programs and revenue above $12 million.

Conference Call

Management will host an investment community conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 97286733), or from the webcast on the “Investor Relations” section of the Company’s website at: www.corindus.com. Following the call, a replay will be available on the Investor Relations section of the Company’s website.

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted vascular interventions. The company’s CorPath® System is the first FDA-cleared medical device to bring robotic precision to interventional procedures. During the procedure, the interventional cardiologist sits at a radiation-shielded workstation to advance guide catheters, stents, and guidewires with millimeter-by-millimeter precision. The workstation allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. With the CorPath System, Corindus Vascular Robotics brings robotic precision to interventional procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement with manual procedures. Corindus stands behind its product with its unique $1,000 hospital credit “One Stent Program.”  For additional information, visit www.corindus.com, and follow @CorindusInc.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Corindus’ control.

Examples of such statements include statements regarding:

●	the ability of robotic therapy incorporating Fractional Flow Reserve (FFR) and automated contrast delivery may provide workflow solutions to potentially improve clinical outcomes and enhance patient care,

●	our revising expectations for 2016 revenue to be in the range of $2.5 million to 3.5 million for the year as compared to previous expectations of revenues to be in the range of $4.0 to $5.0 million for the year, and

●	expectations that 2017 will represent significant commercial improvement over 2016, with the implementation of at least 25 new cardiovascular programs and revenue above $12 million.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, including, but not limited to the following: the rate of adoption of our CorPath System and the rate of use of our cassettes; risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; our need for additional funds to support our operations; our ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend our sales; and the effect of credit, financial and economic conditions on capital spending by our potential customers. Forward looking statements speak only as of the date they are made. Corindus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date. More information is available on Corindus’ website at http://www.corindus.com.

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Media Contacts: Corindus Vascular Robotics, Inc. Kate Stanton (508) 653-3335 ext. 200 kate.stanton@corindus.com	Yuliya Kutuzava 203-504-8230 ext. 131 corindus@knbpr.com

Investor Contact:

Lynn Pieper Lewis

415-937-5402

ir@corindus.com

CORINDUS VASCULAR ROBOTICS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2016	2015	2016

Revenue	$212	$688	$1,897	$2,304
Cost of revenue	722	1,220	2,464	3,412
Gross loss	(510)	(532)	(567)	(1,108)

Operating expenses:
Research and development	2,263	2,728	7,851	7,373
Selling, general and administrative	3,885	4,585	11,883	13,987
Total operating expenses	6,148	7,313	19,734	21,360

Operating loss	(6,658)	(7,845)	(20,301)	(22,468)

Other expense:
Interest and other expense, net	(404)	(221)	(1,233)	(819)
Total other expense	(404)	(221)	(1,233)	(819)

Net loss	$(7,062)	$(8,066)	$(21,534)	$(23,287)

Net loss per share--basic and diluted	$(0.06)	$(0.07)	$(0.19)	$(0.20)

Weighted-average common shares used in computing net loss per share--basic and diluted	118,541,168	118,958,430	111,446,296	119,017,846

CORINDUS VASCULAR ROBOTICS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS DATA
(In thousands, except share and per share amounts)

	December 31,	September 30,
	2015	2016
Assets
Current Assets:
Cash and cash equivalents	$22,142	$18,079
Marketable securities	20,524	—
Accounts receivable	878	531
Inventories, net	1,329	1,619
Prepaid expenses and other current assets	591	305
Total current assets	45,464	20,534

Property and equipment, net	1,382	1,064
Deposits and other assets	157	153
Notes receivable due from stockholders	136	71
Total assets	$47,139	$21,822

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$1,538	$1,845
Accrued expenses	1,199	1,580
Deferred revenue	701	281
Current portion of long-term debt	4,033	4,597
Total current liabilities	7,471	8,303

Long-term liabilities:
Deferred revenue, net of current portion	106	148
Other liabilities	42	13
Long-term debt, net of current portion	3,673	217
Total long-term liabilities	3,821	378
Total liabilities	11,292	8,681

Stockholders’ equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 118,832,441 shares at December 31, 2015 and 119,025,221 shares at September 30, 2016 issued and outstanding	12	12
Additional paid-in capital	149,489	150,056
Accumulated other comprehensive gain (loss)	(14)	—
Accumulated deficit	(113,640)	(136,927)
Total stockholders’ equity	35,847	13,141
Total liabilities and stockholders’ equity	$47,139	$21,822